                                                                     EXHIBIT 4.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           CORNERSTONE BANCORP, INC.



                                   ARTICLE I
                                   ---------
                              NAME OF CORPORATION
                              -------------------


     The name of this corporation shall be CORNERSTONE BANCORP, INC.


                                   ARTICLE II
                                   ----------
                          REGISTERED OFFICE AND AGENT
                          ---------------------------


     The address of the Corporation's initial registered office in the State of Connecticut is 550 Summer Street, Stamford, CT 06901. The Corporation's registered agent is Paul R. Pescatello. The registered agent's business address is One American Row, Hartford, CT 06103 and his residence address is 3 Brighton Lane, Simsbury, CT 06070.


                                  ARTICLE III
                                  -----------
                             SHAREHOLDERS MEETINGS
                             ---------------------


SECTION 1.  ANNUAL AND SPECIAL MEETINGS
            ---------------------------


     There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the Corporation's Registered Office or any other convenient place the Board of Directors may designate, on the day of each year specified therefor in the bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors. The Board of Directors of this Corporation, or any one or more shareholders owning, in the aggregate, not less than ten percent (10%) of the voting stock of this Corporation, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10 days prior to the date of the meeting to each shareholder of record at his or her address as shown upon the books of this Corporation.


SECTION 2.  NOMINATIONS FOR BOARD OF DIRECTORS
            ----------------------------------


     Nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders or a special meeting of shareholders at which directors are to be elected pursuant to the Registrant's notice of meeting
(a) if specified in the Registrant's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of Bancorp who was a shareholder of record at the time of giving of notice as described below, who is entitled to vote at the meeting and who complies with such notice procedures.

     For nominations to be properly brought before a meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Bancorp. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Bancorp not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting (or not earlier than the ninetieth (90th) day prior to a special meeting nor later than the sixtieth (60th) day prior to such special meeting); provided, however, that in the event that the date of an annual meeting is more than thirty (30) days before or more than sixty (60) days after such an anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Bancorp. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such shareholder, as it appears on the Registrant's books, and of such beneficial owner and (ii) the class and number of shares of the Bancorp that are owned beneficially and held of record by such shareholder and such beneficial owner.

     Nominations not made in accordance herewith may be disregarded by the chairperson of the meeting, in his or her discretion, and upon his or her instructions, the vote tellers may disregard all votes cast for each such nominee.


                                   ARTICLE IV
                                   ----------
                               BOARD OF DIRECTORS
                               ------------------


SECTION 1.  BOARD MEMBERSHIP
            ----------------

     The Board of Directors of this Corporation shall consist of not less than three shareholders, the exact number to be fixed from time to time by resolution adopted by the affirmative vote of at least eighty percent (80%) of the full Board of Directors, provided, however, that the total number of directors may
                    -----------------
not be increased or decreased by more than two (2) from the number determined by the Board of Directors in connection with the last previous election of directors by the shareholders.

     Any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, increase in the authorized number of directors or other cause may be filled for the balance of the unexpired term only by a vote of eighty percent (80%) of the full Board of Directors at any regular or special meeting of the Board of Directors called for that purpose.

     Any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of all the outstanding capital stock entitled to vote on election of directors at a meeting of the shareholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least eighty percent of the full Board of Directors, recommends removal of a director to the shareholders, such removal requires the affirmative vote of the holders of at least a majority of the outstanding capital stock entitled to vote on the election of directors.

     Effective as of the annual meeting of shareholders in 1998, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, with each class containing approximately the same percentage of the total, as near as may be; and the term of office of directors of one class shall expire at each annual meeting of shareholders, and in all cases until their successors shall be elected and qualified, or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class I shall expire at the annual meeting of shareholders in 1999; that of Class II shall expire at the annual meeting of shareholders in 2000; and that of Class III shall expire at the annual meeting of shareholders in 2001, and in all cases as to each director until his or her successor shall be elected and qualified, or until his or her earlier resignation, removal from office, death or disability. Subject to the foregoing, at each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors are elected and qualified.

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SECTION 2.   BOARD POWERS
             ------------

     The Board of Directors shall appoint one of its members President of this Corporation, who shall be Chairperson of the board, unless the board appoints another director to be the Chairperson. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Corporation.

     The Board of Directors shall have power to:

     (a)  Define the duties of the officers and employees of the Corporation;

     (b)  Fix the salaries to be paid to the officers and employees;

     (c)  Dismiss officers and employees;

     (d)  Require bonds from officers and employees and fix the penalty thereof;

     (e) Regulate the manner in which any increase of the capital of the Corporation shall be made;

     (f)  Manage and administer the business and affairs of the Corporation;

     (g)  Make all bylaws that it may be lawful for the Board to make;

     (h) Perform generally all acts that are legal for a Board of Directors to perform.


                                   ARTICLE V
                                   ---------
                                 CAPITAL STOCK
                                 -------------


SECTION 1.  CAPITAL STOCK - GENERAL
            -----------------------

     The authorized amount of capital stock of this Corporation shall be two million (2,000,000) shares all of which shall be common stock, par value $0.01 per share. The capital stock of this Corporation may be increased or decreased from time to time, in accordance with the provisions of the laws of the State of Connecticut.

     No holder of shares of the capital stock of any class of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

     The Corporation may, at any time and from time to time, authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.


                                   ARTICLE VI
                                   ----------
                                    DURATION
                                    --------


     The corporate existence of this Corporation shall continue until terminated according to the laws of the State of Connecticut.

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                                  ARTICLE VII
                                  -----------
                                INDEMNIFICATION
                                ---------------


     (a) The personal liability of any director to the Corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the compensation received by the director for serving the Corporation as a director during the year of the violation if such breach did not:

          (1) involve a knowing and culpable violation of law by the director;

          (2) enable the director or an associate, as defined in subdivision (3) of Section 33-843 of the Connecticut General Statutes, to receive an improper personal economic gain;

          (3) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation;

          (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation; or

          (5) create liability under Section 36a-58 or Section 33-757 of the Connecticut General Statutes.

This provision shall not limit or preclude the liability of a director for any act or omission occurring prior to the effective date of this provision.

     (b) Any person, his or her heirs, executors, or administrators may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she or they shall be made a party by reason of his or her being or having been a director, officer, or employee of the Corporation or of any firm, corporation, or organization which he or she served in any such capacity at the request of the Corporation; Provided, however, that no person shall be so
                                   -----------------
indemnified or reimbursed relative to any matter in such action, suit, or proceeding as to which he or she shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to the Corporation; And, provided, further,
                                                          -----------------
that no person shall be so indemnified or reimbursed relative to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights of which such persons, his or her heirs, executors, or administrators, may be entitled as a matter of law.

     The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance to indemnify its directors, officers and other employees to the extent that such indemnification is allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers or employees.

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                                  ARTICLE VIII
                                  ------------
                                  INCORPORATOR
                                  ------------


     The name and address of the sole incorporator is as follows:


               Paul R. Pescatello
               Shipman & Goodwin LLP
               One American Row
               Hartford, Connecticut  06103-2819


                                   ARTICLE IX
                                   ----------
                                   AMENDMENTS
                                   ----------


     This Certificate of Incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the voting stock of this Corporation, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount: Provided, however, that the affirmative vote of
                                -----------------
the holders of at least eighty percent (80%) of the voting stock of this Corporation shall be required to amend or repeal or adopt any provision inconsistent with Article Third, Sections 1 or 2.